Exhibit 99.10

Regency GP LP

Consolidated Financial Statements

June 30, 2010

Regency GP LP

Condensed Consolidated Balance Sheets

(in thousands)

	Successor	Predecessor
	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,297	$9,828
Restricted cash	1,011	1,511
Trade accounts receivable, net of allowance of $475 and $1,130	22,801	30,433
Accrued revenues	76,272	95,240
Related party receivables	33,444	6,222
Derivative assets	19,833	24,987
Other current assets	8,420	10,556

Total current assets	166,078	178,777

Property, Plant and Equipment:
Gathering and transmission systems	488,336	465,959
Compression equipment	785,685	823,060
Gas plants and buildings	131,537	159,596
Other property, plant and equipment	101,046	162,433
Construction-in-progress	125,528	95,547

Total property, plant and equipment	1,632,132	1,706,595
Less accumulated depreciation	(8,740)	(250,160)

Property, plant and equipment, net	1,623,392	1,456,435

Other Assets:
Investment in unconsolidated subsidiaries	1,369,921	453,120
Long-term derivative assets	1,241	207
Other, net of accumulated amortization of debt issuance costs of $564 and $10,743	34,206	19,468

Total other assets	1,405,368	472,795

Intangible Assets and Goodwill:
Intangible assets, net of accumulated amortization of $2,159 and $33,929	666,781	197,294
Goodwill	733,674	228,114

Total intangible assets and goodwill	1,400,455	425,408

TOTAL ASSETS	$4,595,293	$2,533,415

LIABILITIES & PARTNERS’ CAPITAL AND NONCONTROLLING INTEREST
Current Liabilities:
Trade accounts payable	$43,513	$44,912
Accrued cost of gas and liquids	75,619	76,657
Related party payables	4,417	2,312
Deferred revenues, including related party amounts of $0 and $338	11,244	11,292
Derivative liabilities	3,576	12,256
Escrow payable	1,011	1,511
Other current liabilities, including related party amounts of $630 and $0	14,985	12,368

Total current liabilities	154,365	161,308

Long-term derivative liabilities	52,609	48,903
Other long-term liabilities	14,249	14,183
Long-term debt, net	1,276,640	1,014,299

Commitments and contingencies

Series A convertible redeemable preferred units, redemption amount of $83,891 and $83,891	70,850	51,711

Partners’ Capital and Noncontrolling Interest:
Partners’ interest	335,194	19,250
Accumulated other comprehensive loss	—	(1,994)
Noncontrolling interest	2,691,386	1,225,755

Total partners’ capital and noncontrolling interest	3,026,580	1,243,011

TOTAL LIABILITIES AND PARTNERS’ CAPITAL AND NONCONTROLLING INTEREST	$4,595,293	$2,533,415

See accompanying notes to condensed consolidated financial statements

Regency GP LP

Condensed Consolidated Statements of Operations

Unaudited

(in thousands)

	Successor	Predecessor
	Period from Acquisition (May 26, 2010) to June 30, 2010	Period from April 1, 2010 to May 25, 2010	Three Months Ended June 30, 2009
REVENUES
Gas sales, including related party amounts of $447, $0, and $0	$48,103	$89,170	$106,897
NGL sales including related party amounts of $18,054, $0, and $0	28,766	69,033	57,676
Gathering, transportation and other fees, including related party amounts of $2,086, $3,680, and $2,239	22,884	45,733	69,231
Net realized and unrealized (loss) gain from derivatives	(130)	223	12,515
Other	3,357	7,336	7,223

Total revenues	102,980	211,495	253,542

OPERATING COSTS AND EXPENSES
Cost of sales, including related party amounts of $2,281, $3,198, and $1,453	74,081	147,262	157,347
Operation and maintenance	11,942	21,430	31,974
General and administrative, including related party amounts of $833, $0, and $0	7,104	21,809	14,127
Loss on asset sales, net	10	19	651
Depreciation and amortization	10,995	18,609	26,236

Total operating costs and expenses	104,132	209,129	230,335

OPERATING (LOSS) INCOME	(1,152)	2,366	23,207

Income from unconsolidated subsidiaries	8,121	7,959	1,587
Interest expense, net	(8,109)	(14,114)	(19,568)
Other income and deductions, net	(3,510)	(624)	214

(LOSS) INCOME BEFORE INCOME TAXES	(4,650)	(4,413)	5,440
Income tax expense (benefit)	245	83	(515)

NET (LOSS) INCOME	$(4,895)	$(4,496)	$5,955
Net loss (income) attributable to noncontrolling interest	5,698	4,496	(5,214)

NET INCOME ATTRIBUTABLE TO REGENCY GP LP	$803	$—	$741

See accompanying notes to condensed consolidated financial statements

Regency GP LP

Condensed Consolidated Statements of Operations

Unaudited

(in thousands)

	Successor	Predecessor
	Period from Acquisition (May 26, 2010) to June 30, 2010	Period from January 1, 2010 to May 25, 2010	Six Months Ended June 30, 2009
REVENUES
Gas sales, including related party amounts of $447, $0, and $0	$48,103	$232,063	$254,793
NGL sales including related party amounts of $18,054, $0, and $0	28,766	166,362	107,261
Gathering, transportation and other fees, including related party amounts of $2,086, $12,200 and $3,376	22,884	116,061	142,079
Net realized and unrealized (loss) gain from derivatives	(130)	(716)	26,970
Other	3,357	15,477	12,417

Total revenues	102,980	529,247	543,520

OPERATING COSTS AND EXPENSES
Cost of sales, including related party amounts of $2,281, $6,564 and $1,700	74,081	371,871	339,875
Operation and maintenance	11,942	53,841	68,016
General and administrative, including related party amounts of $833, $0, and $0	7,104	37,212	29,205
Loss (gain) on asset sales, net	10	303	(133,280)
Depreciation and amortization	10,995	46,084	54,125

Total operating costs and expenses	104,132	509,311	357,941

OPERATING (LOSS) INCOME	(1,152)	19,936	185,579

Income from unconsolidated subsidiaries	8,121	15,872	1,923
Interest expense, net	(8,109)	(36,459)	(33,795)
Other income and deductions, net	(3,510)	(3,891)	256

(LOSS) INCOME BEFORE INCOME TAXES	(4,650)	(4,542)	153,963
Income tax expense (benefit)	245	404	(416)

NET (LOSS) INCOME	$(4,895)	$(4,946)	$154,379
Net loss (income) attributable to noncontrolling interest	5,698	5,608	(150,105)

NET INCOME ATTRIBUTABLE TO REGENCY GP LP	$803	$662	$4,274

See accompanying notes to condensed consolidated financial statements

Regency GP LP

Condensed Consolidated Statements of Comprehensive (Loss) Income

Unaudited

(in thousands)

	Three Months Ended June 30, 2010 and 2009
	Successor	Predecessor
	Period from Acquisition (May 26, 2010) to June 30, 2010	Period from April 1, 2010 to May 25, 2010	Three Months Ended June 30, 2009
Net (loss) income	$(4,895)	$(4,496)	$5,955
Net hedging amounts reclassified to earnings	—	(512)	(13,644)
Net change in fair value of cash flow hedges	—	8,649	(14,622)

Comprehensive (loss) income	$(4,895)	$3,641	$(22,311)
Comprehensive (loss) income attributable to noncontrolling interest	(5,698)	12,470	(32,915)

Comprehensive income (loss) attributable to Regency GP LP	$803	$(8,829)	$10,604

	Six Months Ended June 30, 2010 and 2009
	Successor	Predecessor
	Period from Acquisition (May 26, 2010) to June 30, 2010	Period from January 1, 2010 to May 25, 2010	Six Months Ended June 30, 2009
Net (loss) income	$(4,895)	$(4,946)	$154,379
Net hedging amounts reclassified to earnings	—	2,145	(27,894)
Net change in fair value of cash flow hedges	—	18,486	(9,242)

Comprehensive (loss) income	$(4,895)	$15,685	$117,243
Comprehensive (loss) income attributable to noncontrolling interest	(5,698)	14,610	113,712

Comprehensive income attributable to Regency GP LP	$803	$1,075	$3,531

See accompanying notes to condensed consolidated financial statements

Regency GP LP

Condensed Consolidated Statements of Cash Flows

Unaudited

(in thousands)

	Successor	Predecessor
	Period from Acquisition (May 26, 2010) to June 30, 2010	Period from January 1, 2010 to May 25, 2010	Six Months Ended June 30, 2009
OPERATING ACTIVITIES
Net (loss) income	$(4,895)	$(4,946)	$154,379
Adjustments to reconcile net (loss) income to net cash flows provided by (used in) operating activities:
Depreciation and amortization, including debt issuance cost amortization	11,330	49,363	56,750
Write-off of debt issuance costs	—	1,780	—
Income from unconsolidated subsidiaries	(8,121)	(15,872)	(1,923)
Derivative valuation changes	6,921	12,004	(6,293)
Loss (gain) on asset sales, net	10	303	(133,280)
Subsidiary unit-based compensation expenses	137	12,070	2,750
Cash flow changes in current assets and liabilities:
Trade accounts receivable, accrued revenues, and related party receivables	13,843	(11,272)	38,073
Other current assets	585	2,516	3,728
Trade accounts payable, accrued cost of gas and liquids, related party payables and deferred revenues	(15,460)	8,649	(39,185)
Other current liabilities	(20,497)	22,614	(7,396)
Distributions received from unconsolidated subsidiaries	—	12,446	1,900
Other assets and liabilities	(60)	(234)	(232)

Net cash flows (used in) provided by operating activities	(16,207)	89,421	69,271

INVESTING ACTIVITIES
Capital expenditures	(20,875)	(63,787)	(119,185)
Capital contribution to unconsolidated subsidiaries	(38,922)	(20,210)	—
Acquisitions, net of cash received	12,848	(75,114)	—
Proceeds from asset sales	14	10,661	83,182

Net cash flows (used in) investing activities	(46,935)	(148,450)	(36,003)

FINANCING ACTIVITIES
Net borrowings (repayments) under revolving credit facility	37,000	199,008	(177,249)
Proceeds from issuance of senior notes, net of discount	—	—	236,240
Debt issuance costs	(132)	(15,728)	(11,939)
Partner contributions	7,436	—	—
Distributions to partners	—	(1,574)	(2,620)
Distributions to noncontrolling interests	—	—	—
Acquisition of assets between entities under common control in excess of historical cost	—	(16,973)	—
Subsidiary distributions to noncontrolling interest	—	(85,639)	(69,024)
Proceeds from subsidiary option exercises	150	120	—
Subsidiary equity issuance costs	—	(89)	—
Distributions to redeemable convertible subsidiary preferred units	—	(1,945)	—
Tax withholding on subsidiary unit-based vesting	—	(4,994)	—

Net cash flows provided by (used in) financing activities	44,454	72,186	(24,592)

Net change in cash and cash equivalents	(18,688)	13,157	8,676
Cash and cash equivalents at beginning of period	22,985	9,828	600

Cash and cash equivalents at end of period	$4,297	$22,985	$9,276

Supplemental cash flow information:
Non-cash capital expenditures	$16,159	$18,051	$9,480
Issuance of subsidiary common units for an acquisition	584,436	—	—
Deemed contribution from acquisition of assets between entities under common control	17,152	—	—
Release of escrow payable from restricted cash	—	500	—
Contribution of fixed assets, goodwill and working capital to HPC	—	—	263,921
Partner contribution receivable	12,288	—	—

See accompanying notes to condensed consolidated financial statements

Regency GP LP

Condensed Consolidated Statements of Partners’ Capital and Noncontrolling Interest

Unaudited

(in thousands)

	Partners’ Interest	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total
Predecessor

Balance—December 31, 2009	$19,250	$(1,994)	$1,225,755	$1,243,011
Subsidiary issuance of common units under LTIP, net of forfeitures and tax withholding			(4,994)	(4,994)
Subsidiary issuance of common units, net of costs	—	—	(89)	(89)
Subsidiary exercise of common unit options	—	—	120	120
Subsidiary unit-based compensation expenses	—	—	12,070	12,070
Accrued distributions to subsidiary phantom units	—	—	(473)	(473)
Acquisition of assets between entities under common control in excess of historical cost	(16,973)	—	—	(16,973)
Distributions to partners	(1,574)	—	—	(1,574)
Subsidiary distributions	—	—	(85,639)	(85,639)
Net (loss) income	662	—	(5,608)	(4,946)
Distributions of Series A convertible redeemable subsidiary preferred units	(39)	—	(1,906)	(1,945)
Accretion of Series A convertible redeemable subsidiary preferred units	—	—	(55)	(55)
Net cash flow hedge amounts reclassified to earnings	—	2,145	—	2,145
Net change in fair value of cash flow hedges	—	18,486	—	18,486

Balance—May 25, 2010	$1,326	$18,637	$1,139,181	$1,159,144

Successor

Balance—May 26, 2010	$304,951	$—	$2,104,982	$2,409,933
Subsidiary issuance of common units, net of costs	—	—	584,436	584,436
Subsidiary exercise of common unit options	—	—	150	150
Subsidiary unit-based compensation expenses	—	—	137	137
Acquisition of assets between entities under common control below historical cost	17,152	—	—	17,152
Partner contributions	12,288	—	7,436	19,724
Net (loss) income	803	—	(5,698)	(4,895)
Accretion of Series A convertible redeemable subsidiary preferred units	—	—	(57)	(57)

Balance—June 30, 2010	$335,194	$—	$2,691,386	$3,026,580

See accompanying notes to condensed consolidated financial statements

Regency GP LP

Notes to Condensed Consolidated Financial Statements

(Unaudited as of June 30, 2010 and June 30, 2009)

1. Organization and Summary of Significant Accounting Policies

Organization of Regency GP LP. Regency GP LP (the “General Partner”) is the general partner of Regency Energy Partners LP. The General Partner owns a 2 percent general partner interest and incentive distribution rights in Regency Energy Partners LP. The General Partner’s general partner is Regency GP LLC.

Organization of Regency Energy Partners LP. Regency Energy Partners LP and its subsidiaries (the “Partnership”) are engaged in the business of gathering, processing and transporting natural gas and natural gas liquids (“NGLs”) as well as providing contract compression services.

Basis of presentation. The General Partner has no independent operations and no material assets outside those of the Partnership. The number of reconciling items between the consolidated balance sheet and that of the Partnership are few. The most significant difference is that relating to noncontrolling interest ownership in the General Partner’s net assets by certain limited partners of the Partnership, and the elimination of General Partner’s investment in the Partnership.

On May 26, 2010, Regency GP LLC (“GP Seller”) completed the sale of all of the outstanding membership interests of the General Partner pursuant to a Purchase Agreement (the “Purchase Agreement”) among itself, Energy Transfer Equity, L.P. (“ETE”) and ETE GP Acquirer LLC (“ETE GP”) (the “ETE Acquisition”). Prior to the closing of the Purchase Agreement, GP Seller, an affiliate of General Electric Energy Financial Services (“GE EFS”), owned all the outstanding limited partners’ interests in the General Partner, which is the sole general partner of the Partnership, and the entire member’s interest in the Managing General Partner, which is the sole general partner of the General Partner and, by virtue of that position, controlled the Partnership. Control of the Partnership transferred from GE EFS to ETE as a result of the ETE Acquisition. In connection with this transaction, the General Partner and Partnership’s assets and liabilities were required to be adjusted to fair value on the closing date (May 26, 2010) by application of “push-down” accounting (the “Push-down Adjustments”). Total enterprise value of the General Partner and Partnership as of May 26, 2010 was $3,783,681,000, giving effect to the transaction and the associated Push-down Adjustments, which is calculated below:

(in thousands)
Fair value of limited partners interest, based on the number of outstanding Partnership common units and the trading price on May 26, 2010	$2,073,532
Fair value of consideration paid for general partner interest	304,951
Noncontrolling interest	31,450
Series A convertible redeemable preferred units	70,793
Fair value of long-term debt	1,239,863
Other long-term liabilities	63,092

Enterprise value	$3,783,681

The General Partner has developed the preliminary amount of the fair value of the Partnership’s assets and liabilities. Management is reviewing the valuation and confirming results to determine the final purchase price allocation. The General Partner allocated the enterprise value to the following assets and liabilities of the Partnership based on their respective estimated fair values as of May 26, 2010:

At May 26, 2010
(in thousands)
Working capital	$(3,285)
Gathering and transmission systems	487,792
Compression equipment	779,634
Gas plants and buildings	131,537
Other property, plant and equipment	100,267
Construction-in-progress	114,146
Other long-term assets	36,839
Investment in unconsolidated subsidiary	734,137
Intangible assets	668,940
Goodwill	733,674

$3,783,681

Due to the Push-down Adjustments, the General Partner’s unaudited condensed consolidated financial statements and certain footnote disclosures are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented: (1) the period prior to the acquisition date (May 26, 2010), identified as “Predecessor” and (2) the period from May 26, 2010 forward, identified as “Successor”.

The unaudited financial information as of, and for the three and six months ended June 30, 2010, has been prepared on the same basis as the audited consolidated financial statements included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2009. In the opinion of the Partnership’s management, such financial information reflects all adjustments necessary for a fair presentation of the financial position and the results of operations for such interim periods in accordance with accounting principles generally accepted in the United States (“GAAP”). All inter-company items and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with GAAP have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Use of Estimates. The unaudited condensed consolidated financial statements have been prepared in conformity with GAAP and, of necessity, include the use of estimates and assumptions by management. Actual results could differ from these estimates.

Intangible Assets. Intangible assets, net consist of the following.

	Contracts	Customer Relations	Trade Names	Permits and Licenses	Total
	(in thousands)
Predecessor
Balance at December 31, 2009	$126,332	$35,362	$30,508	$5,092	$197,294
Amortization	(3,322)	(817)	(975)	(214)	(5,328)

Balance at May 25, 2010	$123,010	$34,545	$29,533	$4,878	$191,966

	Customer Relations	Trade Names	Total
	(in thousands)
Successor
Balance at May 26, 2010	$604,840	$64,100	$668,940
Amortization	(1,905)	(254)	(2,159)

Balance at June 30, 2010	$602,935	$63,846	$666,781

The expected amortization of the intangible assets for each of the five succeeding years is as follows.

Year ending December 31,	Total
(in thousands)
2010 (remaining)	$11,606
2011	23,211
2012	23,211
2013	23,211
2014	23,211

Recently Issued Accounting Standards. In June 2009, the Financial Accounting Standards Board (“FASB”) issued guidance that significantly changed the consolidation model for variable interest entities. The guidance is effective for annual reporting periods that begin after November 15, 2009, and for interim periods within that first annual reporting period. The Partnership determined that this guidance had no impact on its financial position, results of operations or cash flows upon adoption on January 1, 2010.

In January 2010, the FASB issued guidance requiring improved disclosure of transfers in and out of Levels 1 and 2 for an entity’s fair value measurements, such requirement becoming effective for interim and annual periods beginning after December 15, 2009. Further, additional disclosure of activities such as purchases, sales, issuances and settlements of items relying on Level 3 inputs will be required, such requirements becoming effective for interim and annual periods beginning after December 15, 2010. The Partnership determined that this guidance with respect to Levels 1, 2 and 3 had no impact on its financial position, results of operations or cash flows upon adoption.

In February 2010, the FASB clarified the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. The Partnership determined that this guidance had no impact on its financial position, results of operations or cash flows.

2. Acquisitions

On April 30, 2010, the Partnership purchased an additional 6.99 percent general partner interest in RIGS Haynesville Partnership Co. (“HPC”) from EFS Haynesville LLC (“EFS Haynesville”), bringing its total general partner interest in HPC to 49.99 percent. The purchase price of $92,087,000 was funded by borrowings under the Partnership’s revolving credit facility. Because this transaction occurred between two entities under common control, partners’ capital was decreased by $16,973,000, which represented a deemed distribution of the excess purchase price over EFS Haynesville’s carrying amount of $75,114,000.

On May 26, 2010, the Partnership purchased a 49.9 percent interest in Midcontinent Express Pipeline LLC (“MEP”) from ETE. The Partnership issued 26,266,791 common units to ETE, valued at $584,436,000, and received a working capital adjustment of $12,848,000 from ETE that was recorded as an adjustment to investment in unconsolidated subsidiaries. Because this transaction occurred between two entities under common control, partners’ capital was increased by $17,152,000, which represented a deemed contribution of the excess carrying amount of ETE’s investment of $588,740,000 over the purchase price. MEP is a 500 mile natural gas pipeline system that extends from the southeast corner of Oklahoma, across northeast Texas, northern Louisiana, central Mississippi and into Alabama. In June 2010, the Partnership made an additional capital contribution of $38,922,000 to MEP.

The following unaudited pro forma financial information has been prepared as if the transactions involving the purchase of 6.99 percent general partner interest in HPC, purchase of the 49.9 percent interest in MEP, together with the Push-down Adjustments described in Note 1 occurred as of the beginning of the earliest period presented. Such unaudited pro forma financial information does not purport to be indicative of the results of operations that would have been achieved if the transactions to which the Partnership is giving pro forma effect actually occurred on the dates referred to above or the results of operations that may be expected in the future.

	Pro Forma Results for the
	Period from April 1, 2010 to May 25, 2010	Three Months Ended June 30, 2009	Period from January 1, 2010 to May 25, 2010	Six Months Ended June 30, 2009
	(in thousands except unit and per unit data)
Total revenues	$211,495	$253,542	$529,247	$531,547
Net (loss) income	$(4,117)	$(2,516)	$(5,702)	$134,011
Less: Amounts allocated to noncontrolling interests	$4,918	$3,289	$7,343	$129,741

Net income attributable to Regency GP LP	$801	$773	$1,641	$4,270

3. Investment in Unconsolidated Subsidiaries

HPC was established in March 2009 and as of June 30, 2010, the Partnership owns a 49.99 percent partner’s interest in HPC. Following table summarizes the changes in the Partnership’s investment in HPC.

	Successor	Predecessor
	Period from Acquisition (May 26, 2010) to June 30, 2010	Period from April 1, 2010 to Disposition (May 25, 2010)	Three Months Ended June 30, 2009	Period from January 1, 2010 to Disposition (May 25, 2010)	Six Months Ended June 30, 2009
	(in thousands)	(in thousands)
Contributions to HPC	$—	$20,210	$—	$20,210	$400,000
Distributions received from HPC	—	8,920	1,900	12,446	1,900
Partnership’s share of HPC’s net income	4,460	7,959	1,587	15,872	1,923

As discussed in Note 1, the Partnership’s investment in HPC was adjusted to its fair value on May 26, 2010 and the excess fair value over net book value was comprised of two components: (1) $143,757,000 was attributed to HPC’s long-lived assets and is being amortized as a reduction of income from unconsolidated subsidiaries over the useful lives of the respective assets, which vary from 15 to 30 years, and (2) $38,510,000 could not be attributed to a specific asset and therefore will not be amortized in future periods. For the period from May 26, 2010 to June 30, 2010, the Partnership recorded $365,000 as a reduction of income from unconsolidated subsidiaries due to the amortization of the excess fair value of long-lived assets.

The summarized financial information of HPC is disclosed below.

RIGS Haynesville Partnership Co.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Total current assets	$48,383	$39,239
Restricted cash, non-current	43,314	33,595
Property, plant and equipment, net	888,542	861,570
Total other assets	149,065	149,755

TOTAL ASSETS	$1,129,304	$1,084,159

LIABILITIES & PARTNERS’ CAPITAL
Total current liabilities	$17,273	$30,967
Partners’ capital	1,112,031	1,053,192

TOTAL LIABILITIES & PARTNERS’ CAPITAL	$1,129,304	$1,084,159

RIGS Haynesville Partnership Co.

Condensed Consolidated Income Statements

(in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30, 2010	From Inception (March 18, 2009) to June 30, 2009
	2010	2009
	(Unaudited)		(Unaudited)
Total revenues	$44,375	$11,707	$79,564	$13,533
Total operating costs and expenses	18,425	8,038	35,148	9,084

OPERATING INCOME	25,950	3,669	44,416	4,449
Interest expense	(99)	—	(201)	—
Other income and deductions, net	20	509	59	613

NET INCOME	$25,871	$4,178	$44,274	$5,062

Investment in MEP. On May 26, 2010, the Partnership purchased a 49.9 interest in the MEP from ETE. In June 2010, the Partnership made an additional capital contribution of $38,922,000 to MEP. During the period from May 26, 2010 to June 30, 2010, the Partnership recognized $4,026,000 in income from unconsolidated subsidiaries for its ownership interest.

The summarized financial information of MEP is disclosed below.

Midcontinent Express Pipeline LLC

Condensed Balance Sheet

(in thousands)

June 30, 2010
(Unaudited)
ASSETS
Total current assets	$32,987
Property, plant and equipment, net	2,225,383
Total other assets	5,588

TOTAL ASSETS	$2,263,958

LIABILITIES & PARTNERS’ CAPITAL
Total current liabilities	$92,795
Long-term debt	800,000
Partners’ capital	1,371,163

TOTAL LIABILITIES & PARTNERS’ CAPITAL	$2,263,958

Midcontinent Express Pipeline LLC

Condensed Income Statement

(in thousands)

Month Ended June 30, 2010
(Unaudited)
Total revenues	$21,269
Total operating costs and expenses	9,770

OPERATING INCOME	11,499
Interest expense, net	(3,431)

NET INCOME	$8,068

4. Derivative Instruments

Policies. The Partnership has established comprehensive risk management policies and procedures to monitor and manage the market risks associated with commodity prices, counterparty credit, and interest rates. The General Partner is responsible for delegation of transaction authority levels, and the Risk Management Committee of the General Partner is responsible for the overall management of these risks, including monitoring exposure limits. The Risk Management Committee receives regular briefings on exposures and overall risk management in the context of market activities.

Commodity Price Risk. The Partnership is a net seller of NGLs, condensate and natural gas as a result of its gathering and processing operation. The prices of these commodities are impacted by changes in the supply and demand as well as market focus. Both the Partnership’s profitability and cash flow are affected by the inherent volatility of these commodities which could adversely affect its ability to make distributions to its unitholders. The Partnership manages this commodity price exposure through an integrated strategy that includes management of its contract portfolio, matching sales prices of commodities with purchases, optimization of its portfolio by monitoring basis and other price differentials in operating areas, and the use of derivative contracts. In some cases, the Partnership may not be able to match pricing terms or to cover its risk to price exposure with financial hedges, and it may be exposed to commodity price risk. It is the Partnership’s policy not to take any speculative positions with its derivative contracts.

On May 26, 2010, all of the Partnership’s outstanding commodity swaps that were previously accounted for as cash flow hedges were de-designated and are currently accounted for under the mark-to-market method of accounting.

The Partnership executes natural gas, NGLs’ and West Texas Intermediate Crude (“WTI”) trades on a periodic basis to hedge its anticipated equity exposure. Subsequent to June 30, 2010, the Partnership has executed additional NGL swaps to hedge its 2011 and 2012 price exposure.

The Partnership has executed swap contracts settled against NGLs (ethane, propane, butane and natural gasoline), condensate and natural gas market prices for expected equity exposure in the approximate percentages set forth.

	As of June 30, 2010			As of August 8, 2010
	2010	2011	2012	2010	2011	2012
NGLs	87%	52%	0%	87%	67%	6%
Condensate	96%	74%	7%	96%	74%	7%
Natural gas	74%	42%	0%	74%	42%	0%

Interest Rate Risk. The Partnership is exposed to variable interest rate risk as a result of borrowings under its revolving credit facility. As of June 30, 2010, the Partnership had $655,650,000 of outstanding borrowings exposed to variable interest rate risk. The Partnership’s $300,000,000 interest rate swaps expired in March 2010. In April 2010, the Partnership entered into additional two-year interest rate swaps related to $250,000,000 of borrowings under its revolving credit facility, effectively locking the base rate, exclusive of the applicable margin, for these borrowings at 1.325 percent through April 2012.

Credit Risk. The Partnership’s resale of natural gas exposes it to credit risk, as the margin on any sale is generally a very small percentage of the total sales price. Therefore, a credit loss can be very large relative to overall profitability on these transactions. The Partnership attempts to ensure that it issues credit only to credit-worthy counterparties and that in appropriate circumstances extension of credit is backed by adequate collateral such as a letter of credit or parental guarantee.

The Partnership is exposed to credit risk from its derivative counterparties. The Partnership does not require collateral from these counterparties. The Partnership deals primarily with financial institutions when entering into financial derivatives. The Partnership has entered into Master International Swap Dealers Association (“ISDA”) Agreements that allow for netting of swap contract receivables and payables in the event of default by either party. If the Partnership’s counterparties fail to perform under existing swap contracts, the Partnership’s maximum loss would be $21,346,000, which would be reduced by $2,824,000 due to the netting feature. The Partnership has elected to present assets and liabilities under Master ISDA Agreements gross on the condensed consolidated balance sheets.

Embedded Derivatives. The Series A Preferred Units contain embedded derivatives which are required to be bifurcated and accounted for separately, such as the holders’ conversion option and the Partnership’s call option. These embedded derivatives are accounted for using mark-to-market accounting. The Partnership does not expect the embedded derivatives to affect its cash flows.

The Partnership’s derivative assets and liabilities, including credit risk adjustment, as of June 30, 2010 and December 31, 2009 are detailed below.

	Assets		Liabilities
	June 30, 2010 (unaudited)	December 31, 2009	June 30, 2010 (unaudited)	December 31, 2009
		(in thousands)
Derivatives designated as cash flow hedges
Current amounts
Interest rate contracts	$—	$—	$—	$1,064
Commodity contracts	—	9,521	—	11,161
Long-term amounts
Commodity contracts	—	207	—	931

Total cash flow hedging instruments	—	9,728	—	13,156

Derivatives not designated as cash flow hedges
Current amounts
Commodity contracts	19,833	15,466	2,052	31
Interest rate contracts	—	—	1,524	—
Long-term amounts
Commodity contracts	1,241	—	15	3,378
Interest rate contracts	—	—	355
Embedded derivatives in Series A Preferred Units	—	—	52,239	44,594

Total derivatives not designated as cash flow hedges	21,074	15,466	56,185	48,003

Total derivatives	$21,074	$25,194	$56,185	$61,159

The following tables detail the effect of the Partnership’s derivative assets and liabilities in the consolidated statement of operations for the period presented.

For the Three Months Ended June 30, 2010 and 2009
		Successor	Predecessor
		Period from May 26, 2010 through June 30, 2010	Period from April 1, 2010 through May 25, 2010	For the Three Months Ended June 30, 2009
		(in thousands)	(in thousands)

		Change in Value Recognized in OCI on Derivatives (Effective Portion)
Derivatives in cash flow hedging relationships:
Commodity derivatives		—	7,428	(13,946)
Interest rate swap derivatives		—	—	(676)

		—	7,428	(14,622)

		Amount of Gain/(Loss) Reclassified from AOCI into Income (Effective Portion)
	Location of Gain (Loss) Recognized in Income
Derivatives in cash flow hedging relationships:
Commodity derivatives	Revenues	—	(709)	15,546
Interest rate swap derivatives	Interest expense	—	—	(1,515)

		—	(709)	14,031

		Amount of Gain/(Loss) Recognized in Income on Ineffective Portion
	Location of Gain (Loss) Recognized in Income
Derivatives in cash flow hedging relationships:
Commodity derivatives	Revenues	—	(301)	1,616
Interest rate swap derivatives	Interest expense	—	—	—

		—	(301)	1,616

		Amount of Gain/(Loss) from Dedesignation Amortized from AOCI into Income
	Location of Gain (Loss) Recognized in Income
Derivatives not designated in a hedging relationship:
Commodity derivatives	Revenues	—	1,221	(387)
Interest rate swap derivatives	Interest expense	—	—	—

		—	1,221	(387)

		Amount of Gain/(Loss) Recognized in Income on Derivatives
	Location of Gain (Loss) Recognized in Income
Derivatives not designated in a hedging relationship:
Commodity derivatives	Revenues	(824)	12	(5,690)
Interest rate swap derivatives	Interest expense	(1,715)	(824)	—
Embedded derivative	Other income & deductions	(3,606)	(654)	—

		(6,145)	(1,466)	(5,690)

For the Six Months Ended June 30, 2010 and 2009
		Successor	Predecessor
		Period from May 26, 2010 through June 30, 2010	Period from January 1, 2010 through May 25, 2010	For the Six Months Ended June 30, 2009
		(in thousands)	(in thousands)

		Change in Value Recognized in OCI on Derivatives (Effective Portion)
Derivatives in cash flow hedging relationships:
Commodity derivatives		—	14,371	(7,728)
Interest rate swap derivatives		—	—	(1,514)

		—	14,371	(9,242)

		Amount of Gain/(Loss) Reclassified from AOCI into Income (Effective Portion)
	Location of Gain (Loss) Recognized in Income
Derivatives in cash flow hedging relationships:
Commodity derivatives	Revenues	—	(5,200)	32,065
Interest rate swap derivatives	Interest expense	—	(1,060)	(2,987)

		—	(6,260)	29,078

		Amount of Gain/(Loss) Recognized in Income on Ineffective Portion
	Location of Gain (Loss) Recognized in Income
Derivatives in cash flow hedging relationships:
Commodity derivatives	Revenues	—	(799)	2,231
Interest rate swap derivatives	Interest expense	—	—	—

		—	(799)	2,231

		Amount of Gain/(Loss) from Dedesignation Amortized from AOCI into Income
	Location of Gain (Loss) Recognized in Income
Derivatives not designated in a hedging relationship:
Commodity derivatives	Revenues	—	4,115	(1,184)
Interest rate swap derivatives	Interest expense	—	—	—

		—	4,115	(1,184)

		Amount of Gain/(Loss) Recognized in Income on Derivatives
	Location of Gain (Loss) Recognized in Income
Derivatives not designated in a hedging relationship:
Commodity derivatives	Revenues	(824)	1,247	(7,092)
Interest rate swap derivatives	Interest expense	(1,715)	(824)	—
Embedded derivative	Other income & deductions	(3,606)	(4,039)	—

		(6,145)	(3,616)	(7,092)

5. Long-term Debt

Obligations in the form of senior notes and borrowings under the credit facility are as follows.

	June 30, 2010	December 31, 2009
	(in thousands)
Senior notes	$620,990	$594,657
Revolving loans	655,650	419,642

Total	1,276,640	1,014,299
Less: current portion	—	—

Long-term debt	$1,276,640	$1,014,299

Availability under revolving credit facility:
Total credit facility limit	$900,000	$900,000
Unfunded commitments	—	(10,675)
Revolving loans	(655,650)	(419,642)
Letters of credit	(17,032)	(16,257)

Total available	$227,318	$453,426

Long-term debt maturities as of June 30, 2010 for each of the next five years are as follows:

Amount
(in thousands)
Year Ending December 31,
2010	$—
2011	—
2012	—
2013	357,500
2014	655,650
Thereafter	250,000

Total	$1,263,150

The outstanding balance of revolving debt under the revolving credit facility bears interest at LIBOR plus a margin or Alternate Base Rate (equivalent to the U.S prime rate lending rate) plus a margin or a combination of both. The senior notes pay fixed interest rates and the weighted average coupon rate is 8.787 percent. The weighted average interest rates for the revolving loans and senior notes, including interest rate swap settlements, commitment fees, and amortization of debt issuance costs were 5.74 percent during the period from May 26, 2010 to June 30, 2010, 7.98 percent during the period from April 1, 2010 to May 25, 2010, 6.69 percent during the three months ended June 30, 2009, 7.98 percent during the period from January 1, 2010 to May 25, 2010 and 5.94 percent during the six months ended June 30, 2009.

Senior Notes. The senior notes are jointly and severally guaranteed by all of the Partnership’s current consolidated subsidiaries, other than Regency Energy Finance Corp. (“Finance Corp.”), a wholly owned subsidiary of the Partnership, and by certain of its future subsidiaries. The senior notes and the guarantees are unsecured and rank equally with all of the Partnership’s and the guarantors’ existing and future unsubordinated obligations. The senior notes and the guarantees will be senior in right of payment to any of the Partnership’s and the guarantors’ future obligations that are, by their terms, expressly subordinated in right of payment to the notes and the guarantees. The senior notes and the guarantees will be effectively subordinated to the Partnership’s and the guarantors’ secured obligations, including the Partnership’s credit facility and the Series A Convertible Redeemable Preferred Units (“Series A Preferred Units”), to the extent of the value of the assets securing such obligations. As of June 30, 2010, the Partnership was in compliance with each of the financial covenants required under the terms of the senior notes.

Finance Corp. has no operations and will not have revenues other than as may be incidental as co-issuer of the senior notes. Since the Partnership has no independent operations, the guarantees are fully unconditional and joint and several of its subsidiaries, except certain wholly owned subsidiaries, the Partnership has not included condensed consolidated financial information of guarantors of the senior notes.

Upon a change in control, each holder of the Partnership’s senior notes may, at its option, require the Partnership to purchase all or a portion of its notes at a purchase price of 101 percent plus accrued interest and liquidated damages, if any. Subsequent to the ETE Acquisition, no noteholder has exercised this option.

As disclosed in Note 1, the Partnership’s long-term debt was adjusted to their fair value on May 26, 2010. The fair value of the senior notes was adjusted based on quoted market prices. The re-measurement of the senior notes due 2013 and 2016 resulted in premium of $7,150,000 and $6,563,000, respectively.

The unamortized premium or discount on the Partnership’s senior notes as of June 30, 2010 and December 31, 2009 are as follows.

	Successor	Predecessor
	June 30, 2010	December 31, 2009
	(in thousands)	(in thousands)
Senior Notes Due 2013
Principal amount	$357,500	$357,500
add:
Unamortized Premium	6,998	—

Carrying value	$364,498	$357,500

Senior Notes Due 2016
Principal amount	$250,000	$250,000
add/ deduct:
Unamortized Premium (Discount)	6,492	(12,843)

Carrying value	$256,492	$237,157

Revolving Credit Facility. On March 4, 2010, Regency Gas Services LP (“RGS”), a wholly owned subsidiary of the Partnership, executed the Fifth Amended and Restated Credit Agreement (the “new credit agreement”), to be effective as of March 4, 2010. The material differences between the Fourth Amended and Restated Credit Agreement (the “previous credit agreement”) and the new credit agreement include:

•	The extension of the maturity date to June 15, 2014 from August 15, 2011, subject to the following contingency:

•

If the Partnership’s 8.375 percent senior notes due December 15, 2013 have not been refinanced or paid off by June 15, 2013, then the maturity date of the revolving credit facility will be June 15, 2013;

•	An increase in the amount of allowed investments in HPC to $250,000,000 from $135,000,000;

•

The addition of an allowance for joint venture investments (other than HPC) of up to $75,000,000, provided that (i) distributed cash and net income from joint ventures under this basket shall be excluded from consolidated net income and (ii) equity interests in joint ventures created under this basket shall be pledged as collateral;

•

The modification of financial covenants to give credit for projected EBITDA associated with certain future material HPC projects on a percentage of completion basis, provided that such amount, together with adjustments related to the Haynesville Expansion Project and other material projects, does not exceed 20 percent of consolidated EBITDA (as defined in the new credit agreement) through March 31, 2010, and 15 percent thereafter;

•	An increase in the annual general asset sales permitted from $20,000,000 annually to five percent of consolidated net tangible assets (as defined in the new credit agreement) annually.

The Partnership treated the amendment of the credit facility as a modification of an existing revolving credit agreement and, therefore, recorded a write-off of debt issuance costs of $1,780,000 that was recorded to interest expense, net in the three months ended March 31, 2010. In addition, the Partnership paid and capitalized $15,861,000 loan fees which will be amortized over the remaining term of the credit facility.

On May 26, 2010, the Partnership entered into the first amendment to its Fifth Amended and Restated Credit Agreement. The amendment, among other things,

•	amends the definition of “Consolidated EBITDA” and “Consolidated Net Income” to include MEP;

•	amends the definition of “Joint Venture” in the credit agreement to include MEP;

•	amends the definition of “Permitted Acquisition” in the agreement to clarify that the initial investment in MEP is a permitted acquisition;

•

amends the definition of “Permitted Holder” to include to include ETE as a party that may hold the equity interest in the Managing General Partner without triggering an event of default under the credit agreement;

•	allows for the pledge of the equity interest in MEP as a collateral indirectly, through the direct pledge of equity interest in Regency Midcon Express LLC;

•	permits certain investments in MEP by the Partnership and its affiliates;

•	requires that the Partnership and its subsidiaries maintain a senior consolidated secured leverage ratio not to exceed 3 to 1.

The new credit agreement and the guarantees are senior to the Partnership’s and the guarantors’ secured obligations, including the Series A Preferred Units, to the extent of the value of the assets securing such obligations. As of June 30, 2010, the Partnership was in compliance with all of the financial covenants contained within the new credit agreement.

6. Commitments and Contingencies

Legal. The Partnership is involved in various claims and lawsuits incidental to its business. These claims and lawsuits in the aggregate are not expected to have a material adverse effect on the Partnership’s business, financial condition, results of operations or cash flows.

Escrow Payable. At June 30, 2010, $1,011,000 remained in escrow pending the completion by El Paso of environmental remediation projects pursuant to the purchase and sale agreement (“El Paso PSA”) related to assets in north Louisiana and the mid-continent area and a subsequent 2008 settlement agreement between the Partnership and El Paso. In the El Paso PSA, El Paso indemnified Regency Gas Services LLC, now known as Regency Gas Services LP, against losses arising from pre-closing and known environmental liabilities subject to a limit of $84,000,000 and certain deductible limits. Upon completion of a Phase II environmental study, the Partnership notified El Paso of remediation obligations amounting to $1,800,000 with respect to known environmental matters and $3,600,000 with respect to pre-closing environmental liabilities. This escrow amount will be further reduced under a specified schedule as El Paso completes its cleanup obligations and the remainder will be released upon completion. In connection with this matter, $500,000 was released on May 6, 2010.

Environmental. A Phase I environmental study was performed on certain assets located in west Texas in connection with the pre-acquisition due diligence process in 2004. Most of the identified environmental contamination had either been remediated or was being remediated by the previous owners or operators of the properties. The aggregate potential environmental remediation costs at specific locations were estimated to range from $1,900,000 to $3,100,000. No governmental agency has required the Partnership to undertake these remediation efforts. Management believes that the likelihood that it will be liable for any significant potential remediation liabilities identified in the study is remote. Separately, the Partnership acquired an environmental pollution liability insurance policy in connection with the acquisition to cover any undetected or unknown pollution discovered in the future. The policy covers clean-up costs and damages to third parties, and has a 10-year term (expiring 2014) with a $10,000,000 limit subject to certain deductibles. No claims have been made against the Partnership or under the policy.

Keyes Litigation. In August 2008, Keyes Helium Company, LLC (“Keyes”) filed suit against Regency Gas Services LP, the Partnership, the General Partner and various other subsidiaries. Keyes entered into an output contract with the Partnership’s predecessor-in-interest in 1996 under which it purchased all of the helium produced at the Lakin, Kansas processing plant. In September 2004, the Partnership decided to shut down its Lakin plant and contract with a third party for the processing of volumes processed at Lakin; as a result, the Partnership no longer delivered any helium to Keyes. In its suit, Keyes alleges it is entitled to damages for the costs of covering its purchases of helium. On May 7, 2010, the jury rendered a verdict in favor of Regency. No damages were awarded to the Plaintiffs. Plaintiffs have appealed the verdict. The hearing on appeal will take place sometime in 2011.

Kansas State Severance Tax. In August 2008, a customer began remitting severance tax to the state of Kansas based on the value of condensate purchased from one of the Partnership’s Mid-Continent gathering fields and deducting the tax from its payments to the Partnership. The Kansas Department of Revenue advised the customer that it was appropriate to remit such taxes and withhold the taxes from its payments to the Partnership, absent an order or legal opinion from the Kansas Department of Revenue stating otherwise. The Partnership has requested a determination from the Kansas Department of Revenue regarding the matter since severance taxes were already paid on the gas from which the condensate is collected and no additional tax is due. The Kansas Department of Revenue has advised the Partnership that a portion of its condensate sales in Kansas is subject to severance tax; therefore the Partnership will be subject to additional taxes on future condensate sales. The Partnership may also be subject to additional taxes, interest and possible penalties for past condensate sales.

Remediation of Groundwater Contamination at Calhoun and Dubach Plants. Regency Field Services LLC (“RFS”) currently owns the Dubach and Calhoun gas processing plants in north Louisiana (the “Plants”). The Plants each have groundwater contamination as result of historical operations. At the time that RFS acquired the Plants from El Paso Field Services LP (“El Paso”), Kerr-McGee Corporation (“Kerr-McGee”) was performing remediation of the groundwater contamination, because the Plants were once owned by Kerr-McGee and when Kerr-McGee sold the Plants to a predecessor of El Paso in 1988, Kerr-McGee retained liability for any environmental contamination at the Plants. In 2005, Kerr-McGee created and spun off Tronox and Tronox allegedly assumed certain of Kerr-McGee’s environmental remediation obligations (including its obligation to perform remediation at the Plants) prior to the acquisition of Kerr-McGee by Anadarko Petroleum Corporation. In January 2009, Tronox filed for Chapter 11 bankruptcy protection. RFS filed a claim in the bankruptcy proceeding relating to the environmental remediation work at the Plants. Tronox has thus far continued its remediation efforts at the Plants. Tronox filed a reorganization plan on July 7, 2010. The plan calls for the creation of a trust to fund environmental clean-up at the various sites where Tronox has an obligation. Tronox must file the Environmental Claims Settlement Agreement, which will set forth the amount of trust funds allocated to each site, 14 days prior to the confirmation hearing, the date for which has not yet been set.

7. Series A Convertible Redeemable Preferred Units

On September 2, 2009, the Partnership issued 4,371,586 Series A Preferred Units. As of March 31, 2010, the Series A Preferred Units were convertible to 4,584,192 common units, and if outstanding, are mandatorily redeemable on September 2, 2029 for $80,000,000 plus all accrued but unpaid distributions thereon. The Series A Preferred Units will receive fixed quarterly cash distributions of $0.445 per unit beginning with the quarter ending March 31, 2010, if outstanding on the record dates of the Partnership’s common units distributions. Effective as of March 2, 2010, holders can elect to convert Series A Preferred Units to common units at any time in accordance with the partnership agreement.

Upon a change in control, each unitholder may, at its option, require the Partnership to purchase the Series A Preferred Units for an amount equal to 101 percent of the total of the face value of the Series A Preferred Units plus all accrued but unpaid distribution thereon. Subsequent to the ETE Acquisition, no unitholder has exercised this option.

As disclosed in Note 1, the Partnership’s Series A Preferred Units were adjusted to its fair value of $70,793,000 on May 26, 2010. The following table provides a reconciliation of the beginning and ending balances of the Series A Preferred Units for the six months ended June 30, 2010.

	For the Six Months Ended June 30, 2010,
	Units	Amount
		(in thousands)
Beginning balance as of January 1, 2010	4,371,586	$51,711
Accretion to redemption value from January 1, 2010 to May 25, 2010	—	55

Balance as of May 25, 2010	4,371,586	51,766
Fair value adjustment	—	19,027

Balance as of May 26, 2010	4,371,586	70,793
Accretion to redemption value from May 26, 2010 to June 30, 2010	—	57

Ending balance as of June 30, 2010	4,371,586	$70,850	*

*	This amount will be accreted to $80,000,000 plus any accrued and unpaid distributions by deducting amounts from partners’ capital over the 19.25 remaining years.

8. Related Party Transactions

The employees operating the assets of the Partnership and its subsidiaries and all those providing staff or support services are employees of the General Partner. Pursuant to the Partnership Agreement, the General Partner receives a monthly reimbursement for all direct and indirect expenses incurred on behalf of the Partnership. Reimbursements of $5,660,000, $10,370,000, $31,065,000, $8,591,000 and $16,209,000, were recorded in the Partnership’s financial statements during the periods from May 26, 2010 to June 30, 2010, from April 1, 2010 to May 25, 2010, from January 1, 2010 to May 25, 2010 and for the three and six months ended June 30, 2009, respectively, as operating expenses or general and administrative expenses, as appropriate.

In conjunction with distributions by the Partnership to its limited and general partner interests, GE EFS received cash distributions of $13,114,000, $2,603,000, $26,241,000 and $12,181,000 during the period from April 1, 2010 to May 25, 2010, the three months ended June 30, 2009, the period from January 1, 2010 to May 25, 2010 and the six months ended June 30, 2009, respectively.

Under a Master Services Agreement with HPC, the Partnership operates and provides all employees and services for the operation and management of HPC. Under this agreement, the Partnership receives $1,400,000 monthly as a partial reimbursement of its general and administrative costs. The amount is recorded as fee revenue in the Partnership’s corporate and other segment. The Partnership also incurs expenditures on behalf of HPC and these amounts are billed to HPC on a monthly basis. For the periods from May 26, 2010 to June 30, 2010, from April 1, 2010 to May 25, 2010, from January 1, 2010 to May 25, 2010, and the three and six months ended June 30, 2009, the related party general and administrative expenses reimbursed to the Partnership were $1,400,000, $2,800,000, $6,933,000, $1,500,000, and $1,726,000, respectively.

On May 26, 2010, the Partnership received $7,436,000 from ETE, which represents the portion of the estimated amount of the Partnership’s common unit distribution to be paid to ETE for the period of time those units were not outstanding (April 1, 2010 to May 25, 2010).

As of June 30, 2010, the Partnership has a related party receivable of $12,288,000 from ETE for an additional capital contribution, which was received on August 6, 2010.

On May 26, 2010, the Partnership entered into a services agreement with ETE and ETE Services Company, LLC (“Services Co.”), a subsidiary of ETE. Under the services agreement, Services Co. will perform certain general and administrative services to the Partnership. The Partnership will pay Services Co’s direct expenses for these services, plus an annual fee of $10,000,000, and will receive the benefit of any cost savings recognized for these services. The services agreement has a five year term, subject to earlier termination rights in the event of a change in control, the failure to achieve certain cost savings for the Partnership or upon an event of default.

As disclosed in Note 2, the Partnership’s acquisition of additional 6.99 percent partner’s interest in HPC from GE EFS, and the 49.9 percent interest in MEP from ETE are related party transactions.

The Partnership’s contract compression segment provides contract compression services to HPC and records revenue in gathering, transportation and other fees on the statement of operation. The Partnership also receives transportation services from HPC and records the cost as cost of sales.

Enterprise GP holds a non-controlling equity interest in ETE’s general partner and a limited partnership interest in ETE, therefore is considered a related party along with any of its subsidiaries. The Partnership, in the ordinary course of business, sells natural gas and NGLs to the subsidiaries of Enterprise GP and records the revenue in gas sales and NGL sales. The Partnership also incurs NGL processing fees with subsidiaries of Enterprise GP and records the cost to cost of sales.

As of June 30, 2010, the Partnership’s related party receivables and related party payables included $18,501,000 and $422,000, respectively, from and to subsidiaries of Enterprise GP.

9. Segment Information

In 2009, the Partnership’s management realigned the composition of its segments. Accordingly, the Partnership has restated the items of segment information for earlier periods to reflect this new alignment.

The Partnership has four reportable segments: (a) gathering and processing, (b) transportation, (c) contract compression and (d) corporate and others. Gathering and processing involves collecting raw natural gas from producer wells and transporting it to treating plants where water and other impurities such as hydrogen sulfide and carbon dioxide are removed. Treated gas is then processed to remove the natural gas liquids. The treated and processed natural gas is then transported to market separately from the natural gas liquids. Revenues and the associated cost of sales from the gathering and processing segment directly expose the Partnership to commodity price risk, which is managed through derivative contracts and other measures. The Partnership aggregates the results of its gathering and processing activities across five geographic regions into a single reporting segment. The Partnership, through its producer services function, primarily purchases natural gas from producers at gathering systems and plants connected to its pipeline systems and sells this gas at downstream outlets.

The transportation segment consists of the Partnership’s 49.99 percent interest in HPC, which we operate, and the 49.9 percent interest in MEP. Prior periods have been restated to reflect the Partnership’s then wholly-owned subsidiary of Regency Intrastate Gas LLC (“RIG”) as the exclusive reporting unit within this segment. The transportation segment uses pipelines to transport natural gas from receipt points on its system to interconnections with other pipelines, storage facilities or end-use markets. RIG performs transportation services for shipping customers under firm or interruptible arrangements. In either case, revenues are primarily fee based and involve minimal direct exposure to commodity price fluctuations. The north Louisiana intrastate pipeline operated by this segment serves the Partnership’s gathering and processing facilities in the same area and those transactions create a portion of the intersegment revenues shown in the table below.

The contract compression segment provides customers with turn-key natural gas compression services to maximize their natural gas and crude oil production, throughput, and cash flow. The Partnership’s integrated solutions include a comprehensive assessment of a customer’s natural gas contract compression needs and the design and installation of a compression system that addresses those particular needs. The Partnership is responsible for the installation and on-going operation, service, and repair of its compression units, which are modified as necessary to adapt to customers’ changing operating conditions. The contract compression segment also provides services to certain operations in the gathering and processing segment, creating a portion of the intersegment revenues shown in the table below.

The corporate and others segment comprises regulated entities and the Partnership’s corporate offices. Revenues in this segment include the collection of the partial reimbursement of general and administrative costs from HPC.

Management evaluates the performance of each segment and makes capital allocation decisions through the separate consideration of segment margin and operation and maintenance expenses. Segment margin, for the gathering and processing and for the transportation segments, is defined as total revenues, including service fees, less cost of sales. In the contract compression segment, segment margin is defined as revenues minus direct costs, which primarily consist of compressor repairs. Management believes segment margin is an important measure because it directly relates to volume, commodity price changes and revenues generating horsepower. Operation and maintenance expenses are a separate measure used by management to evaluate performance of field operations. Direct labor, insurance, property taxes, repair and maintenance, utilities and contract services comprise the most significant portion of operation and maintenance expenses. These expenses fluctuate depending on the activities performed during a specific period. The Partnership does not deduct operation and maintenance expenses from total revenues in calculating segment margin because management separately evaluates commodity volume and price changes in segment margin.

Results for each period, together with amounts related to balance sheets for each segment, are shown below.

	Gathering and Processing	Transportation	Contract Compression	Corporate and Others	Eliminations	Total
	(in thousands)
External Revenues
Period from May 26, 2010 to June 30, 2010	$90,147	$—	$12,053	$780	$—	$102,980
Period from April 1, 2010 to May 25, 2010	183,582	—	23,992	3,921	—	211,495
For the three months ended June 30, 2009	209,939	1,531	39,011	3,061	—	253,542
Period from January 1, 2010 to May 25, 2010	460,423	—	58,971	9,853	—	529,247
For the six months ended June 30, 2009	453,093	9,075	77,499	3,853	—	543,520
Intersegment Revenues
Period from May 26, 2010 to June 30, 2010	—	—	1,999	22	(2,021)	—
Period from April 1, 2010 to May 25, 2010	—	—	3,794	53	(3,847)	—
For the three months ended June 30, 2009	(6,745)	(128)	975	40	5,858	—
Period from January 1, 2010 to May 25, 2010	—	—	9,126	91	(9,217)	—
For the six months ended June 30, 2009	(8,755)	4,936	1,785	144	1,890	—
Cost of Sales
Period from May 26, 2010 to June 30, 2010	73,311	—	1,564	(772)	(22)	74,081
Period from April 1, 2010 to May 25, 2010	144,768	—	2,460	87	(53)	147,262
For the three months ended June 30, 2009	144,816	1,243	4,186	269	6,833	157,347
Period from January 1, 2010 to May 25, 2010	366,900	—	5,741	(679)	(91)	371,871
For the six months ended June 30, 2009	327,284	2,297	6,504	116	3,674	339,875
Segment Margin
Period from May 26, 2010 to June 30, 2010	16,836	—	12,488	1,574	(1,999)	28,899
Period from April 1, 2010 to May 25, 2010	38,814	—	25,326	3,887	(3,794)	64,233
For the three months ended June 30, 2009	58,378	160	35,800	2,832	(975)	96,195
Period from January 1, 2010 to May 25, 2010	93,523	—	62,356	10,623	(9,126)	157,376
For the six months ended June 30, 2009	117,054	11,714	72,780	3,881	(1,784)	203,645
Operation and Maintenance
Period from May 26, 2010 to June 30, 2010	8,814	—	4,924	203	(1,999)	11,942
Period from April 1, 2010 to May 25, 2010	15,400	—	9,698	126	(3,794)	21,430
For the three months ended June 30, 2009	22,044	(174)	11,487	(181)	(1,202)	31,974
Period from January 1, 2010 to May 25, 2010	39,161	—	23,476	327	(9,123)	53,841
For the six months ended June 30, 2009	44,349	2,112	24,028	132	(2,605)	68,016
Depreciation and Amortization
Period from May 26, 2010 to June 30, 2010	7,413	—	3,323	259		10,995
Period from April 1, 2010 to May 25, 2010	11,576	—	6,353	680	—	18,609
For the three months ended June 30, 2009	16,413	—	8,955	868	—	26,236
Period from January 1, 2010 to May 25, 2010	28,864	—	15,560	1,660	—	46,084
For the six months ended June 30, 2009	33,134	2,448	16,982	1,561	—	54,125
Income from Unconsolidated Subsidiaries
Period from May 26, 2010 to June 30, 2010	—	8,121	—	—		8,121
Period from April 1, 2010 to May 25, 2010	—	7,959	—	—	—	7,959
For the three months ended June 30, 2009	—	1,587	—	—	—	1,587
Period from January 1, 2010 to May 25, 2010	—	15,872	—	—		15,872
For the six months ended June 30, 2009	—	1,923	—	—	—	1,923
Assets
June 30, 2010	1,751,253	1,369,921	1,362,549	111,570	—	4,595,293
December 31, 2009	1,046,619	453,120	926,213	107,463	—	2,533,415
Investment in Unconsolidated Subsidiaries
June 30, 2010	—	1,369,921	—	—	—	1,369,921
December 31, 2009	—	453,120	—	—	—	453,120
Goodwill
June 30, 2010	286,634	—	447,040	—	—	733,674
December 31, 2009	63,232	—	164,882	—	—	228,114
Expenditures for Long-Lived Assets
Period from May 26, 2010 to June 30, 2010	15,300	—	5,208	367	—	20,875
Period from January 1, 2010 to May 25, 2010	43,666	—	18,418	1,703		63,787
For the six months ended June 30, 2009	44,639	22,367	50,959	1,220	—	119,185

The table below provides a reconciliation of total segment margin to net income (loss) from continuing operations.

	Successor	Predecessor
	Period from Acquisition (May 26, 2010) to June 30, 2010	Period from April 1, 2010 to Disposition (May 25, 2010)	Three Months Ended June 30, 2009	Period from January 1, 2010 to Disposition (May 25, 2010)	Six Months Ended June 30, 2009
	(in thousands)	(in thousands)
Net income attributable to Regency GP LP	$803	$—	$741	$662	$4,274
Add (deduct):
Operation and maintenance	11,942	21,430	31,974	53,841	68,016
General and administrative	7,104	21,809	14,127	37,212	29,205
Loss (gain) on asset sales, net	10	19	651	303	(133,280)
Depreciation and amortization	10,995	18,609	26,236	46,084	54,125
Income from unconsolidated subsidiaries	(8,121)	(7,959)	(1,587)	(15,872)	(1,923)
Interest expense, net	8,109	14,114	19,568	36,459	33,795
Other income and deductions, net	3,510	624	(214)	3,891	(256)
Income tax expense (benefit)	245	83	(515)	404	(416)
Net (loss) income attributable to the noncontrolling interest	(5,698)	(4,496)	5,214	(5,608)	150,105

Total segment margin	$28,899	$64,233	$96,195	$157,376	$203,645

10. Equity-Based Compensation

The Partnership’s Long-Term Incentive Plan (“LTIP”) for its employees, directors and consultants authorizes grants up to 2,865,584 common units. Because control changed from GE EFS to ETE, all then outstanding LTIP, exclusive of the May 7, 2010 phantom unit grant described below, vested during the predecessor period and the Partnership recorded a one-time general and administrative charge of $9,893,000 as a result of the vesting of these units on May 25, 2010. LTIP compensation expense of $137,000, $10,431,000, $12,070,000, $1,561,000 and $2,750,000 is recorded in general and administrative expense in the statement of operations for the periods from May 26, 2010 to June 30, 2010, April 1, 2010 to May 25, 2010 and January 1, 2010 to May 25, 2010, and for the three and six months ended June 30, 2009, respectively.

Common Unit Option and Restricted (Non-Vested) Units.

The common unit options activity for the six months ended June 30, 2010 is as follows.

Common Unit Options	Units	Weighted Average Exercise Price	Weighted Average Contractual Term (Years)	Aggregate Intrinsic Value *(in thousands)
Outstanding at the beginning of period	306,651	$21.50
Granted	—	—
Exercised	(13,500)	20.00
Forfeited or expired	(3,001)	23.73

Outstanding at end of period	290,150	21.57	5.8	833

Exercisable at the end of the period	290,150			833

*	Intrinsic value equals the closing market price of a unit less the option strike price, multiplied by the number of unit options outstanding as of the end of the period presented, unit options with an exercise price greater than the end of the period closing market price are excluded.

During the six months ended June 30, 2010, the Partnership received $270,000 in proceeds from the exercise of unit options.

The restricted (non-vested) common unit activity for the six months ended June 30, 2010 is as follows.

Restricted (Non-Vested) Common Units	Units	Weighted Average Grant Date Fair Value
Outstanding at the beginning of the period	464,009	$28.36
Granted	—	—
Vested	(444,759)	28.19
Forfeited or expired	(19,250)	32.35

Outstanding at the end of period	—	—

Phantom Units. The Partnership’s phantom units are in substance two grants composed of (1) service condition grants with graded vesting over three years; and (2) market condition grants with cliff vesting based upon the Partnership’s relative ranking in total unitholder return among 20 peer companies, as disclosed in Item 11 of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2009. As control changed from GE EFS to ETE, all outstanding phantom units, exclusive of the May 7, 2010 grant described below, vested. The service condition grants vested at a rate of 100 percent and the market condition grants vested at a rate of 150 percent pursuant to the terms of the award.

The Partnership awarded 247,500 phantom units to senior management and certain key employees on May 7, 2010. These phantom units include a provision that will accelerate vesting (1) upon a change in control and (2) within 12 months of a change in control, if termination without “Cause” (as defined) or resignation for “Good Reason” (as defined) occurs, the phantom units will vest. The Partnership expects to recognize $3,187,000 of compensation expense related to non-vested phantom units over a period of 2.8 years.

The following table presents phantom unit activity for the six months ended June 30, 2010.

Phantom Units	Units	Weighted Average Grant Date Fair Value
Outstanding at the beginning of the period	301,700	$8.63

Service condition grants	108,500	20.76
Market condition grants	148,500	11.89

Vested service condition	(138,313)	13.97
Vested market condition	(168,420)*	4.65

Forfeited service condition	(6,467)	19.30
Forfeited market condition	(10,500)	10.20

Total outstanding at end of period	235,000	16.31

*	Upon the change in control, these awards converted into 252,630 common units.

11. Fair Value Measures

The fair value measurement provisions establish a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The three levels of inputs are defined as follows:

•	Level 1—unadjusted quoted prices for identical assets or liabilities in active accessible markets;

•	Level 2— inputs that are observable in the marketplace other than those classified as Level 1; and

•	Level 3—inputs that are unobservable in the marketplace and significant to the valuation.

Entities are encouraged to maximize the use of observable inputs and minimize the use of unobservable inputs. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation.

Derivatives. The Partnership’s financial assets and liabilities measured at fair value on a recurring basis are derivatives related to commodity swaps and embedded derivatives in the Series A Preferred Units. Derivatives related to commodity swaps are valued using discounted cash flow techniques. These techniques incorporate Level 1 and Level 2 inputs such as future interest rates and commodity prices. These market inputs are utilized in the discounted cash flow calculation considering the instrument’s term, notional amount, discount rate and credit risk and are classified as Level 2 in the hierarchy. Derivatives related to Series A Preferred Units are valued using a binomial lattice model. The market inputs utilized in the model include credit spread, probabilities of the occurrence of certain events, common unit price, dividend yield, and expected volatility, and are classified as Level 3 in the hierarchy. The change in fair value of the derivatives related to Series A Preferred Units is recorded in other income and deductions, net within the statement of operations.

The following table presents the Partnership’s derivative assets and liabilities measured at fair value on a recurring basis.

	Fair Value Measurement at June 30, 2010				Fair Value Measurement at December 31, 2009
	Fair Value Total	Quoted Prices in Active Markets (Level 1)	Significant Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Fair Value Total	Quoted Prices in Active Markets (Level 1)	Significant Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
				(in thousands)
Assets
Commodity Derivatives:
Natural Gas	3,125	—	3,125	—	602	—	602	—
Natural Gas Liquids	12,222	—	12,222	—	15,484	—	15,484	—
Condensate	5,727	—	5,727	—	9,108	—	9,108	—

Total Assets	21,074	—	21,074	—	25,194	—	25,194	—

Liabilities
Interest rate swaps	1,877	—	1,877	—	1,064	—	1,064	—
Commodity Derivatives:		—		—		—		—
Natural Gas	15	—	15	—	51	—	51	—
Natural Gas Liquids	2,025	—	2,025	—	15,034	—	15,034	—
Condensate	29	—	29	—	416	—	416	—
Series A Preferred Units	52,239	—	—	52,239	44,594	—	—	44,594

Total Liabilities	56,185	—	3,946	52,239	61,159	—	16,565	44,594

The following table presents the changes in Level 3 derivatives measured on a recurring basis for the six months ended June 30, 2010.

Derivatives related to Series A Preferred Units
(in thousands)
Beginning Balance- December 31, 2009	$44,594
Net unrealized losses included in other income and deductions, net	4,039

Ending Balance- May 25, 2010	48,633
Net unrealized losses included in other income and deductions, net	3,606

Ending Balance- June 30, 2010	$52,239

The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value due to their short-term maturities. Restricted cash and related escrow payable approximates fair value due to the relatively short-term settlement period of the escrow payable. Long-term debt, other than the senior notes, is comprised of borrowings which incur interest under a floating interest rate structure. Accordingly, the carrying value approximates fair value. The estimated fair values of the senior notes due 2013 and 2016, based on third party market value quotations as of June 30, 2010, were $369,119,000 and $265,000,000, respectively.

12. Subsequent Events

On July 27, 2010, the Partnership declared a distribution of $0.445 per outstanding common unit and Series A Preferred Unit, including units equivalent to the General Partner’s two percent interest in the Partnership, and a distribution with respect to incentive distribution rights of approximately $915,000, payable on August 13, 2010, to unitholders of record at the close of business on August 6, 2010.

On July 15, 2010, the Partnership sold its gathering and processing assets located in east Texas to an affiliate of Tristream Energy LLC for approximately $70,000,000. The Partnership plans to use the proceeds from the sale of the assets to fund future capital expenditures.

On September 1, 2010, the Partnership acquired Zephyr Gas Services, LLC, a field services company for approximately $185,000,000.

On August 16, 2010, the Partnership issued 17,537,500 common units representing limited partner interests at $23.80 per common unit.

Management has evaluated subsequent events from the balance sheet date through September 13, 2010, the date the financial statements were available to be issued.